Exhibit 99.1

FOR IMMEDIATE RELEASE

Peerless Mfg. Co. Reports Third Quarter and Nine Months Results

Dallas, Texas – May 12, 2005 – Peerless Mfg. Co. (Nasdaq: PMFG) today reported financial results for the third quarter and nine months ended March 31, 2005.

Fiscal 2005 third quarter revenues from continuing operations were approximately $13.0 million, a decrease of approximately $500,000, or 3.7%, compared to revenues from continuing operations of approximately $13.5 million for the third quarter of fiscal 2004. Net profit from continuing operations for the third quarter of fiscal 2005 were approximately $205,000, or $.07 per diluted share for the quarter, compared to net earnings from continuing operations of approximately $555,000, or $.18 per diluted share for the comparable period last year. The Company did not have a loss from discontinued operations for the third quarter of fiscal 2005, compared to a loss of $117,000 or ($.04) per diluted share for the same period last year. Net earnings for third quarter were approximately $205,000, or $.07 per diluted share, compared to net earnings of approximately $438,000, or $.14 per diluted share for the same period last year.

The Company reported revenues of $35.1 million from continuing operations for the nine months ended March 31, 2005, compared to revenues from continuing operations of approximately $46.7 million for the same period last year. The Company recorded a net loss from continuing operations of approximately $368,000 or ($.12) per diluted share for the first nine months, compared to net earnings from continuing operations of approximately $1.9 million, or $.63 per diluted share for the comparable nine-month period last year. Loss from discontinued operations during the period was $53,000, or ($.02) per diluted share, compared to a loss of $194,000 or ($.06) per diluted share for the same nine-month period last year. Net loss for the period was approximately $421,000 or ($.14) per diluted share, compared to net earnings of approximately $1.7 million, or $.56 per diluted share for the same nine-month period last year.

Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “Market conditions related to limited new power plant construction impede demand for our Environmental Systems; however, the recent passage of the EPA Clean Air Interstate Rule and compliance activity associated with existing regulations are expected to present new opportunities for the business unit. In addition, our Separation and Filtration business could benefit from a number of new gas pipeline and production contracts that have been awarded as well as from nuclear power plant refurbishment projects. We also believe that steel price increases that impacted the short-term profitability of our Separation Filtration business unit are abating. We are also encouraged by the growth in our backlog ($36 million at March 31, 2005) and with the relative stability of our gross margins.”

About Peerless Mfg. Co.

Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Richard L. Travis, Vice President and Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Nine months ended
Operating Results	March 31,		March 31,
	2005	2004	2005	2004
Continuing Operations
Revenues	$12,999	$13,491	$35,061	$46,727
Cost of goods sold	9,155	8,679	25,063	32,564

Gross profit	3,844	4,812	9,998	14,163
Operating expenses	3,650	3,916	10,776	11,295

Operating income (loss)	194	896	(778)	2,868
Other income (expense)	56	(54)	160	25
Income tax expense (benefit)	45	287	(250)	989

Net earnings (loss) from continuing operations	205	555	(368)	1,904
Loss from discontinued operations (Including gain on disposal of $0 and $140 for the nine months ended March 31, 2005 and 2004, respectively), net of tax	—	(117)	(53)	(194)

Net earnings (loss)	$205	$438	$(421)	$1,710

Earnings (Loss) per Share
Basic – continuing operations	$0.07	$0.18	$(0.12)	$0.63
Basic – discontinued operations	—	(0.04)	(0.02)	(0.06)

	$0.07	$0.15	$(0.14)	$0.57

Diluted – continuing operations	$0.07	$0.18	$(0.12)	$0.63
Diluted – discontinued operations	—	(0.04)	(0.02)	(0.06)

	$0.07	$0.14	$(0.14)	$0.56

	(amounts may not total due to rounding)
Weighted Average Shares Outstanding
Basic	3,032	3,004	3,026	3,001
Diluted	3,075	3,048	3,026	3,044

	March 31,	June 30,
Condensed Balance Sheet Information	2005	2004

Current assets
Continuing operations	$35,772	$35,258
Discontinued operations	216	225

Total current assets	$35,988	$35,483

Total Assets
Continuing operations	$39,553	$39,241
Discontinued operations	225	234

Total assets	$39,778	$39,475

Current Liabilities
Continuing operations	$14,982	$14,496
Discontinued operations	224	306

Total current liabilities	$15,206	$14,802

Shareholders’ equity	$24,572	$24,673